EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-50232 and Form S-8 No. 333-82448) of our report dated February 13, 2004 with respect to the consolidated financial statements of William Lyon Homes and our report dated February 15, 2002 with respect to the combined financial statements of the Significant Subsidiaries of William Lyon Homes, both of which are included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Irvine, California

March 8, 2004